Exhibit 99.2

On February 26, 2010, The Interpublic Group of Companies, Inc. held a conference call.  A copy of the transcript of the call follows:

IPG CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

Matt Chesler

Deutsche Bank Securities

Peter Stabler

Credit Suisse Securities

Daniel Salmon

BMO Capital Markets

David Bank

RBC Capital Markets

Meggan Friedman

William Blair & Company

Exhibit 99.2

Benjamin Swinburne

Morgan Stanley

James Dix

Wedbush Morgan Securities

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to The Interpublic Group fourth quarter and full year 2009 earnings conference call. . . .  I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations.  Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Thank you, good morning.  Thank you for joining us.  We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call.

This morning we are joined by Michael Roth and Frank Mergenthaler.  We will begin with prepared remarks, to be followed by Q&A.  We plan to conclude before market open at 9:30 a.m. Eastern.

During this call, we will refer to forward-looking statements about our company, which are subject to uncertainties and the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry.  And thank you all for joining us, especially in this difficult weather environment — I guess we’re similar to our credo of our good client U.S. Post Office.  We will review the results for the quarter and the full year 2009.

I’ll begin by covering the headlines relating to our performance and how we see the year ahead.  Frank will then take us through the financial results in detail.  After his remarks I’ll return with some agency-specific observations and closing comments before we move on to the Q&A.

As you can see, the very tough economic environment resulted in an organic revenue decrease for the year of 10.8%.  Notwithstanding, we were able to deliver operating income of $340 million, and operating margin excluding incremental severance was 6.9%.  It bears mention that the high level of severance in the fourth quarter reflects softer-than-anticipated revenue in Europe and Japan and the fact we weren’t satisfied with 2010 run rates in those regions as we moved through our planning process late last year.  Earnings per diluted share were $0.19.

Looking at the quarter, the organic revenue decline of 8.2% represented a sequential improvement from the previous six months.  This result is in keeping with our public comments since the October conference call, in which we’ve consistently been clear that we think the worst of the recession’s impact on our business is past.  Economic conditions appear to have stabilized, and we believe that we should see improvement during the course of 2010.

It’s likely that progress won’t be linear, but it’s fair to say that it’s a good time for our clients to refocus on building for the future and investing in their brands.  Overall, I would characterize the tone of the business as one of tempered optimism, especially for the second half of 2010.  But we have begun to see clients re-engage with many of our project-driven marketing service companies, and there’s also a greater willingness on the part of our clients to commit to annual spending plans.  That wasn’t the case at the end of last year.

As you remember, we indicated to you that, even in a flat organic environment this year, we would be in a strong position to recoup much of the margin progress made from 2006 to 2008 and then continue building on that momentum in the years to come.  Those are goals we continue to believe are readily achievable.

Another item of note as we review last year’s performance is the degree to which our long-standing conservative approach to the balance sheet again proved the to be on target.  We’ve been building a sound financial foundation for the business for a number of years, and in 2009 we made further strides in extending our debt maturity profile and enhancing the Company’s cash position.

Furthermore, we continued to demonstrate our ability to effectively manage costs.  For the full year, expenses were down significantly as we took over $500 million of costs out of our business.

I’ve mentioned previously that it’s not possible in such a steep downturn to cut costs in line with revenue declines and not damage the quality of the services we deliver.  Nonetheless, we’re pleased at the way in which our management teams around the world responded to the business conditions that prevailed last year.  We acted quickly and decisively to address both fixed and variable costs.  We took hard decisions on costs and did so consistently throughout the year.  These actions will be critical in allowing us to return to the margin improvement trajectory we were on prior to the economic downturn.  It bears mention that we were able to accomplish this while continuing to build on the quality of the talent and capabilities at our various agencies.

I will have more to say about the performance of our agencies and the competitiveness of our service offering later on the call.  But at the macro level, it’s gratifying to point out that we are at the table winning our fair share of all major account reviews and that our agencies are receiving a degree of industry recognition across all marketing disciplines.  That clearly positions us for an eventual media and advertising recovery.

With that, I’ll now hand things over to Frank for an in-depth look at our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.  As a reminder, I will be referring to the slide presentation that accompanies our website and is available on our website.

Before turning to the presentation, I would underscore that during the quarter we continued to be aggressive in managing our costs, which resulted in more extensive headcount reduction than we anticipated coming out of Q3.  As a result of our actions in the quarter and the year, we began 2010 with a reduction in headcount of approximately 11% compared to a year ago.

The amount of severance expense in our operating results therefore grew commensurately.  Severance was $71 million in Q4 and $166 million for the year.  Excluding year-over-year incremental severance of $77 million, full-year operating margin was 6.9%, which is consistent with our expectations coming out of the third quarter.

That said, our structural expense improvement goes beyond headcount.  While I will have more detail on Q4 expenses in a few minutes, it’s worth highlighting that we moved in 2010 with a broadly disciplined cost base.  The investments we have made over the last few years in talent and in tools for business insight and control will provide even greater operating leverage as market conditions improve.

I would also add that we concluded the year with strong cash flow from operations, well-managed working capital and in a strong position with respect to our balance sheet and liquidity.  We ended with $2.5 billion of cash and marketable securities, compared with $2.3 billion a year ago, while retiring approximately $200 million net debt during the year.

Diluted EPS in Q4 was $0.24 per share, compared with $0.39 a year ago.  For the full year, that comparison is $0.19 per share, compared to $0.52.

Turning to slide three, you can see our P&L for the quarter.  I’ll cover revenue and operating expenses in detail in the slides to follow.

Other income was $29 million in the quarter.  Approximately half of this amount was due to the expiration and settlement of certain liabilities that had been recognized in our 2004 restatement, with the remainder related to the sale of an investment held in an employee benefit trust.

Turning to a closer look at operations on slide four, beginning with revenue:

•
Revenue in the quarter was $1.8 billion, a decrease of 5.3%.  Compared to Q4 2008, exchange rates had a positive impact of 2.9%.  The impact of acquisitions and divestitures was de minimus.  Our organic revenue change was a decrease

•	of 8.2%, primarily the result of client reductions in scope, industry free pressure and some lost assignments.

•
In terms of client sectors, the top performers were retail, which increased from a year ago, packaged goods, health and personal care and financial services.  It’s worth noting that, while auto decreased from a year ago, the pace of decline slowed from Qs 2 and 3.  Each of the sector changes I just mentioned also showed improvement sequentially compared to Q3.  Tech and telecom continued to weigh on our top line, reflecting lost assignments and generalized spending weakness in the sector.

•
Revenue was somewhat stronger than we anticipated coming into the quarter.  The organic change was less negative compared to the first nine months of the year, against softer prior-year performance, and showed improvement from October to November, November to December.  Relative to our expectations, among our main agency groups, we had the strongest outperformance in media, our U.S. independent agencies and at Draftfcb

•	At our event business, which faced something of a perfect storm during the past year, the decrease moderated against softer results a year ago, and revenue grew outside the U.S.

•	Regionally, the U.S. performed better than international as a whole, with significant variance by international markets. I’ll have more detail in a moment.

On the bottom half of the slide you can see the revenue performance of our operating segments:

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At our Integrated Agency Networks, the organic change was negative 8%, with domestic performance approximately 2% better than outside the U.S.  We were led by Mediabrands, Draftfcb and a strengthening at our U.S. independents.

•
At our CMG segment, Q4 revenue decreased 9.7% organically.  Here again the U.S. decreased less than international.  Our PR discipline decreased mid-single digits organically, and the rate of decrease slowed in events, as I mentioned, while branding continued to be a difficult area.

•	Slide five provides a breakdown of revenue by region. As you can see, spending reductions by multi-national clients and in local project assignments continued across our major markets in the quarter:

•
In the U.S., the organic decrease was 7.3%.  The largest driver continued to be decreased spending from existing clients.  Auto continued to weigh on domestic results, while lost assignments in the technology sector were also a factor.  We were encouraged to see increases at several units in the U.S., including Mediabrands, Lowe and Deutsch, Draftfcb and Hill Holliday.  Results included new business revenue due to account wins in digital and media disciplines and in the healthcare sector.

•	Internationally, revenue decreased 3.0%, which includes a significant lift from currency in the quarter. The organic decrease was 9.2%.

o
In the U.K., Q4 revenue decreased 4.5% organically.  Performance was led by growth in Mediabrands and Jack Morton.  This was offset by pressure across other businesses due to decreased client spending as well as some lost assignments.  While our Q4 comparison in the U.K. showed significant improvement from the prior nine months, our outlook here in the near term remains fundamentally cautious.

o
In continental Europe, our organic decrease was 14.6%; in Asia-Pac, where we have a large Japan presence, it was 11.5%; and in Latin America, 7.1%.  Performance in all three markets was due to factors I’ve already mentioned.

o	Our “Other Markets” regions decreased 2% organically which reflects the timing of certain project revenue in the prior year’s quarter, which had no impact on the full year-over-year comparison.

On slide six, we present a longer view of organic revenue growth that tracks our trailing-12-month performance.  As you can see, we are pleased to get 2009 behind us.

On slide seven, we take a closer look at operating expenses.  Throughout the year, our financial priorities have been to align costs with revenue, protect margin to the extent possible and position ourselves to resume strong margin expansion as marketers’ conviction in the strength of the economic recovery takes hold.  In Q4, operating expenses before the restructuring line decreased 6.5% organically and, excluding incremental severance, decreased 8%.  For the full year, operating expenses decreased 8.3% organically and decreased 9.6% excluding the incremental severance.

Q4 salaries and related expenses were $1.05 billion, compared with $1.08 billion a year ago, a decrease of 2.6% and 6.3% organically.  Excluding incremental severance, salaries and related expenses decreased 8.4% organically.

•
Importantly, base salaries, benefits and tax decreased 10% organically as a result of headcount actions taken over the preceding four quarters, and decreased 30 basis points as a percentage of revenue.

•
Severance expense was $71 million, compared with $48 million a year ago, or 3.9% of Q4 revenue, compared with 2.5% a year ago.  These expenses are the up-front cost of aligning headcount with revenue as well as structural investments in productivity that will pay back in 2010 and beyond.  As I mentioned earlier, as the quarter developed, we remained aggressive with headcount actions focused on markets in Europe, Japan, as well as the U.S.  Full-year severance was $166 million.  Since the fourth quarter of 2008, headcount actions have addressed 14% of our workforce.

•
Incentive expense in Q4 was 2.9% of revenue, compared with 2.3% a year ago.  The comparison primarily reflects lower equity-related long-term incentive expense in Q4 2008.  For the full year, reflecting overall performance, incentive expense decreased 25%.

•	Temporary labor expense decreased to 3% in Q4 and was 2.8% of revenue, compared with 2.7% a year ago. For the full year, expense for temporary labor decreased 24%.

Turning to office and general expense on the lower half of the slide:

O&G was $475 million in Q4, a decrease of 1.9%, while the organic decrease was 7%.  O&G expenses were 26.4% of revenue in the quarter, and, for the full year, O&G decreased to 28.5% of revenue from 28.9%.

•
Occupancy expense was 7.6% of revenue, compared with 6.9% a year ago, due to lower revenue in 2009.  We continue to act on opportunities to lower and contain lease expense around the world, including lease restructurings that improve utilization, across all our agencies.  In 2009, we were able to reduce square footage by approximately 5%, despite softness in real estate markets around the globe.

•	Professional fees were 2.1% of Q4 revenue, the same level as a year ago. We reduced professional fees by $20 million for the full year.

•
Travel, office supplies and telecom expenses were 3.4% of revenue, compared with 3.9% in Q4 ’08.  This was an area of our procurement focus throughout the year, which contributed to a 28% decrease, $85 million for the full year.

•
Our “All Other” category decreased 5.5% organically in Q4 and was 13.3% of revenue compared with 12.6% a year ago.  The comparison includes the timing of certain project expenses in the prior year’s quarter that had no effect on the full year-over-year comparisons, as well as currency gains in Q4 ’08 that did not repeat.

On slide eight we show our operating margin history on a trailing-12-month basis.  Given the magnitude of the recession, we gave back some of the gains made in ’08, but margin expansion to a fully competitive level remains one of our primary financial objectives.

On slide nine, you can see our debt maturity schedule as of the end of the year.  Debt totaled $1.9 billion, a reduction of approximately $200 million during 2009.  As indicated, the $214 million that remains of our floating rate notes matures in November of this year.  We remain confident that we are positioned to again use cash on hand to de-lever this year.

Two related items not shown here, but are worth noting:

Toward the conclusion of the fourth quarter, we were pleased to add a dedicated letter of credit facility.  The new facility is sized at £45 million, or approximately $72 million, and allows us to move a portion of the LCs supported by our revolving credit facility, which further enhances our total available liquidity.  At year end we had a total of $95 million of letters of credit outstanding, and in January we moved $60 million to the new facility.  As a reminder, we have never drawn on our current revolving credit facility, and we have no plans to do so.

•	Also in January, we received the full support of our bank group for amending two covenants in our revolving credit facility in light of the 2009 operating environment and severance expense.

o	The leverage covenant was expanded to allow debt to EBITDA of 3.75x through March 31, and subsequently steps down. We concluded the year at 3.47x.

o	The minimum EBITDA requirement was also adjusted by $30 million to $520 million through March 31, after which it steps up. For 2009 our actual covenant EBITDA was $561 million.

o	The new EBITDA level is conservative and precautionary in our view. And there is nothing in our 2010 operating plan that would test that level.

o	Details for the covenants are available in our filings, and the related year-end calculations also appear in the presentation appendix.

Turning to the current portion of our balance sheet on slide 10: we ended the year with $2.5 billion in cash and short-term marketable securities, which, despite the very challenging year, is an increase of $200 million from a year ago.  As I mentioned, we used $200 million, net, in 2009 to retire debt.

On slide 11 we turn to cash flow.  This is the full-year presentation; the fourth quarter is in the presentation appendix.

•	For the year, cash flow from operations was $541 million, compared with $865 million in 2008, with the change due mainly to a decrease in net income.

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Cash from working capital changes was $99 million, a strong result for the year in a challenging operating environment.  Our performance was due to our focus on working capital management and the growth of certain of our businesses, notably in Q4.  Seasonality of our business means we typically see strong cash generation from working capital in the fourth quarter, and, related to that build, we typically see seasonal use in working capital that follows in Q1.

•	Investing activities used $128 million, compared with $250 million in 2008. CapEx was $67 million, well below our historic levels.

•	Financing activities used $267 million, which mainly reflects our redemption of the 2009 an 2011 maturities and a portion of our 2010s, offset by the issuance of our new 2017 notes.

•	The net increase in cash and marketable securities for the year was $231 million.

In summary, on slide 12, the quarter continued to reflect marketers’ decisions to rein in spending in 2009.

•	Since the broader economic tone is still cautious, we will continue to manage our business conservatively as we move into 2010, with a continued focus on cost containment.

•	Our teams will continue to execute aggressively on expense management, in order to support our positioning for the strong profit growth that we believe is achievable as the economy picks up.

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Our financial resources remain strong.  During the year we reduced debt, extended our maturity profile, added a new letter of credit facility and increased our cash position, which has enhanced our liquidity and our financial flexible.

Now to talk about our the state of our agency brands and our outlook for the year, I’d like to turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

As you can tell, we’ve just come through an extremely challenging year.  The pressure that the recession placed on our clients had significant effects on their marketing activity and therefore on our revenue.  Our financial performance reflected this, but it also showed the strong focus on cost discipline brought to bear by our management teams across the organization.

We successfully consolidated much of the margin progress made in recent years and continued to hold to our conservative approach to the balance sheet.  Equally important, during 2009 we saw further confirmation that the strategic decisions we’ve been taking in recent years are positioning the Company for long-term competitiveness and growth.

Full-year performance at Draftfcb was very strong on both the top and bottom line.  This further validated the move we made to create a new agency that brings together marketing accountability and creativity in a media-neutral model.  There was also continued strong improvement in other areas of the business that we’ve been focusing on, such as Mediabrands, which performed particularly well in the fourth quarter.

In the U.S., the combination of Lowe and Deutsch is tracking well and should give that network the ability to participate in more multinational new business opportunities.  Our global PR agencies, Weber Shandwick and GolinHarris, keep on delivering industry-leading work to their clients, including growing digital capabilities.  This is what allows them to consistently gain share and outperform their peers.  Our U.S. independents, particularly The Martin Agency and Hill Holliday, also posted strong results in spite of the economic challenges, as did our outstanding digital specialists R/GA and HUGE.

We saw ample recognition of this progress in the important year-end rankings released by the leading trade publications.  The Martin Agency, R/GA, and UM swept the Adweek “Agency of the Year” awards in the U.S. creative, U.S. media and digital categories.  Martin and UM also appeared in the Ad Age “A-List,” along with Draftfcb and Weber Shandwick, one of the very few times a PR agency has ever made this list.

Since it doesn’t seem fair to put in a year’s work for all these honors and not get acknowledged on our call, I have to mention that Deutsch, R/GA, Gotham, and HUGE also appeared in Ad Age’s list of up and coming agencies.  You may remember that last year Initiative was a big winner in these awards, which, coupled with UM’s honors this year, explains why Media Post named Mediabrands unit as the media holding company of the year for 2009.

This performance was outstanding among our peers and particularly notable because it included companies from across the full range of our portfolio.  It shows that we’re very much in the game when it comes to the competitiveness of our offerings.  That we can build on the recent momentum in the new business arena.  And that we’re well positioned to grow when an economic recovery begins to take hold.

It’s also important to mention news at our largest unit, the McCann Worldgroup.  Though it felt much of the impact of our issues in the tech and auto sectors last year, Worldgroup continues to have a very powerful global network and a full range of leading-edge services that include advertising, events, promotion and activation, as well as CRM and digital, where they posted a significant recent win at GM that speaks to the depth and scope of their expertise.

As announced, as of April 1, Nick Brien will assume the CEO role of Worldgroup from John Dooner, who remains Chairman the balance of the year to ensure a seamless transaction.  John was a major force in growing the Worldgroup into a global powerhouse, and we’re indebted to him for his dedication and contributions.

At Mediabrands, Nick led the introduction of many innovative digital offerings that are driving the business forward.  Working closely with us at IPG and drawing on his multi-disciplinary experience, Nick has also created a culture of collaboration at Mediabrands that helped us win a number of major integrated pitches.  The senior leadership team that remains in place at Mediabrands is well-positioned to continue the success we’ve been seeing of late.

This focus on innovation, digital solutions and integrated marketing are all qualities that we believe will help us unlock greater value from the McCann franchise.

In sum, we have the talent and the tools to return to growth in line with the broader recovery.  While there’s still uncertainty as to what we can expect in 2010, and we will manage the business accordingly, the economy has stabilized and begun to show signs of improving.  Clients are taking note and should increasingly move forward with their marketing and branding programs.

Therefore, our goal of achieving 8% or greater operating margin this year in a flat revenue environment is within our reach.  As is the opportunity to more aggressively expand margins if the back half of 2010 shows marked improvement.  Ultimately, our goal continues to remain to be fully competitive margin performance in the years to come.

In terms of our professional offerings, we’ll stay focused on the horizon by investing in digital talent across all our agencies, continue to develop tools that demonstrate the work we do is moving the needle for our clients business, adding to our strength in emerging-market growth areas such as the BRICs and MENA.

This combination of contemporary, forward-looking agencies and highly disciplined financial management will be the key driver of long-term value for our shareholders.

With that I’d like to thank you for being with us and open up the floor for questions.

QUESTIONS AND ANSWERS

Operator:

Thank you, sir. . . .   Our first question comes from Alexia Quadrani from JPMorgan.

Alexia Quadrani, J.P. Morgan Securities:

Thank you. Michael, if I could follow up on your comments on McCann: if you could give us a better sense of how the performance was at McCann in the fourth quarter compared to the overall Company, maybe how that was versus the trends you saw earlier in the year, and, specifically are you seeing any improvement going into 2010?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, obviously McCann is our largest global network and a significant contributor to our profitability and revenue.  It continues to be that.  We saw some softening in Europe in particular with respect to McCann, but overall I believe, as indicated by the win at MRM with General Motors and other potential new client opportunities, and expansion of opportunities within their existing clients, I’m comfortable that the McCann Worldgroup continues to be and will continue to be a major factor in our overall performance.

I think it was a difficult year for everyone in 2009, and what they showed at the Worldgroup is their ability to take costs out of their business, reposition themselves in the marketplace.  If you take a look at some of the severance expenses, for example, in particular in Japan and in Europe, these just weren’t headcount reductions.  These were structural changes at the Worldgroup to be more efficient in the marketplace.  We’re adding new talent and management there that I believe will go a long way to returning McCann Worldgroup to the high levels of margin that they’re used to accomplishing.

That said, they still delivered margin for us and overall profitability, and their competitiveness in the marketplace is first rate.

Ms. Quadrani:

And then you touched on auto earlier.  We have a lot of moving pieces in auto at IPG in 2009.

Mr. Roth:

Yes.

Ms. Quadrani:

I know it’s very early in the year; might be too hard to comment.  But do you think it’s — what’s your outlook for auto in general for you guys in 2010?  Do you think it’s possible we could see it up, or is that going to be hard to do?

Mr. Roth:

It can’t go any worse than it was in 2009.  And there’s no question that we’re seeing improvements.  Even in the fourth quarter we saw — certainly the reductions in the auto sector were less in the fourth quarter than they were before, and we are seeing positive impact, particularly from General Motors.

The other side is, we’ve been winning other clients in the auto sector, the media group in particular with the adding of Chrysler and BMW and our continuous performance on Meteor and Hyundai, very encouraging.  And of course, Deutsch won Volkswagen.  So the auto sector will continue to be an important sector for us, and I see encouraging signs on the spend side. And of course General Motors is back to spending and the Campbell-Ewald agency continues to be the agency of record with respect to Chevrolet.  And the McCann Worldgroup continues to service General Motors on a global basis.  So I’m encouraged by what I’m seeing on the auto sector.

Ms. Quadrani:

Last question is just on — you’ve had very impressive cash flow in the quarter.  You’re in a net cash position right now.  I know Frank mentioned paydown of debt obviously is still a priority.  Any chance you might look beyond that at dividends, buybacks, anything like that?

Mr. Roth:

It took us the first question to get to that, Alexia.  As we always said, we need some stability in the environment and obviously stability in our environment will lead to us being back on track to increasing our margins and getting to competitiveness.  When we see that, there’s no question that we believe we have excess cash on our balance sheet that we can use for various purposes, and certainly returning to dividends and share buybacks is well within what we’re looking at.  And so we will continue to look at that closely.  I’m looking forward to the day, Alexia, when I can announce one of those programs, and that will be the sign that the stability and recovery is really here for us.

Ms. Quadrani:

Thank you very much.

Mr. Roth:

Thank you.

Operator:

Thank you.  Our next question comes from Matt Chesler from Deutsche Bank.

Matt Chesler, Deutsche Bank Securities:

Good morning.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Good morning.

Mr. Chesler:

You addressed the 8% margin bogey for next year, and you finished the year strongly and had high levels of severance.  So certainly I think you’re well positioned to be able to deliver to that or come close to it.  Just wondering what gives you the confidence that you’re able to bridge the 230-basis-point margin gap from the reported margins, when it looks like your peers are not quite as optimistic?  Are you seeing something different in your cost structure than they are?

Mr. Roth:

If you look at the actions we’ve taken, particularly on the severance side, I think, given the size of our business and what we’ve taken in severance versus our peer companies, it’s pretty indicative, the fact that we were more aggressive in terms of that area.  Obviously, the key for that is, as we grow revenue, the leverage effect of that and not adding to our cost basis will be critical to us delivering those type of margins.  And given the cost disciplines that we’ve already indicated we have and you’ve seen, the only time we’re going to be increasing costs is associated with revenue.  And the fact that we’re making structural changes, not just headcount reductions for the sake of headcount, puts together the efficiencies as well as the cost disciplines, and that leads us to conclude that we should be able to do that.  Certainly, if you back out the excess severance, we have a good head start in terms of recovering that.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Matt, we’re coming from a different place from a margin perspective.  If you look at the progression of our margin improvement through 2008, it was dramatic.  Given where we started from and the whole plan this year as related to cost management was, get our cost base in line so we can get back to that margin progression we were on coming out of 2008.  And going through the planning process we’re comfortable saying that we believe in a stable revenue environment we can get there.

Mr. Roth:

The standard question has always been to us when we sit down with our investors is, is there a structural reason why you can’t deliver competitive margins?  And the answer continues to be no.  It’s not a structural issue.  We just have to get our revenue and costs in line, and I think we’ve shown that we have the ability to do that, and we’re very well positioned, given the action we took in 2009 with the recovery on the revenue side, to deliver that.

Mr. Chesler:

And, Frank, is there a revenue environment implicit in that viewpoint of getting to 8% margins?  Do you need a 2% growth or better to be able to get there, or do you think you can do that on the 0% organic case?

Mr. Mergenthaler:

We’ve said, Matt, in a flat revenue environment we can get there.

Mr. Chesler:

Great.  Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you.  Our next question comes from Peter Stabler from Credit Suisse.

Peter Stabler, Credit Suisse Securities:

Thanks very much for taking the question.  Frank, you mentioned early on, I think, that progress might not be linear, or, Michael, that might have been one of your comments.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Yes.

Mr. Stabler:

Could you talk a little bit more about that?  The competitors have been fairly clear that we’ll see sequential improvement quarter to quarter.  Are you seeing something different?  And would you be willing to take a stab at when you might see that zero-growth number?  Could it be as early as Q2, or are you looking more to a second half situation?

Mr. Roth:

Yes, the reference to not being linear is basically a note of caution in that in terms of any recovery is lumpy.  You never know where it’s going to come.  It’s certainly going to come from different sectors, and it’s going to come from different geographical areas.  We’re encouraged by what we’re seeing in Latin America and in India, and obviously China is a growth potential for us as well.  And the sectors that we’re in, there’s no question that we are — we were hurt dramatically by auto and tech and telecom.

And it’s going to take us at least the first quarter and some of the second quarter and actually some of the rest of the year to really roll on through that and see some of the lost assignments, particularly in tech and telecom, roll through us.  So, that said — so the first quarter I think we’ll continue to see a negative impact, and thereafter we should start seeing positive improvement in terms of the revenue stream.  So I would say back half of the second quarter on through the rest of the year should be how this unfolds.

But again, I think this recovery is somewhat tenuous, and it’s not going to take a lot for everyone to get spooked again in terms of spending those dollars.  But, there’s no question that our major multinational clients are committed to building their brands and gaining market share in this environment, and you’ve heard that announced by the CEOs of these companies saying now’s the time to spend behind their brands, otherwise they’re going to lose.  So we’re right there with them, working with them to gain that market share.

Mr. Stabler:

Great, thanks.  And a quick one for you, Frank, if I may.  Could you characterize the salary situation for 2010 for existing employees?  How widespread were wage freezes in 2009 and, zero-growth environment, how should we be thinking about upward salary pressures for folks who haven’t had any salary increases for 12 to 18 months?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Peter, there was no mandated salary freeze out of IPG.  The respective operating units based on the environment they were working in made those decisions.  I think they did a terrific job on holding the line on salaries and making quite frankly difficult decisions on people.  As we move into 2010, again, there’s no mandated governor coming out of IPG.  The operating groups have operating targets, and I think that the pain we all went through in 2009 to right size our headcount to reflect the economic pressure we’re under — I think our expectation is that they will be very disciplined, as growth comes back in the equation, to manage their salaries accordingly.

Mr. Roth:

Peter, let me expand on your question a little bit because it goes to this issue of, we have high severance expense and we took a significant amount out of our people.  That doesn’t mean to say we’re not adding to our employee base in those areas that are growing.  Obviously, in the digital area, the new business area, when we pick up new clients — which fortunately we’re back positive in terms of net new business — we are adding to our base, and we are recruiting, and we are focusing on the growth areas.

So, certainly a portion of the reductions in our headcount are structural and are in areas that don’t have the growth than other parts of our business.  But if you look at R/GA, you look at HUGE, you look at MRM, you look at the digital space, you look at the media environment, we’re adding to our talent, and that is in fact why I say I’m comfortable with our competitiveness in the marketplace.  And so it’s not just that we’re hunkered down and there’s a freeze on hiring and there’s a freeze on salaries.  We are investing in the growth areas of our business, and that will continue.

Mr. Stabler:

Thanks very much.

Operator:

Thank you.  Our next question comes from Dan Salmon with BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:

Good morning, thanks for taking my questions.  First, one for Michael.  Obviously we continue to see the rate of decline improve, and I was just wondering if you could help us understand sort of how that worked on a month-to-month basis through the fourth quarter and perhaps early into the first quarter here.  And in particular, what I’m getting at is I’m wondering if you’re seeing any hiccups in that, perhaps driven by southern Europe?  And then a second one for Frank would be, could you maybe give us an update on your conversations with the credit agencies?

Michael Roth, Chairman of the Board and Chief Executive Officer:

Yes.  Rather than month-to-month, I think what you look at is the auto sector.  I think the biggest driver, if you look at our negative 8%, roughly 8% organic, half of that was attributable to auto and tech and telecom, okay?  And in the fourth quarter, auto improved versus that decline, and that was encouraging and we’re continuing to see that.  So in the fourth quarter, auto came back nicely versus — when I say came back, it’s less worse than it was before.  Let me put it that way.

Mr. Salmon:

Right.

Mr. Roth:

Tech and telecom, the same, although it didn’t come back as strong as we did in auto.  The other part of the business, for example, financial services, last year — and we had a negative result out of financial services — we’re seeing recoveries in financial services in the fourth quarter.  And retail was strong as well.  And what’s interesting is the health products.  Although last year fourth quarter was pretty solid, we saw a very slight decline in the fourth quarter this year, which is encouraging because that means it was solid.  Those should give you an idea of what the sectors that are contributing to our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

And, Dan, on the rating agencies, we’re in constant dialogue with them.  I think they’re through here in the next month for a deep dive on the year-end results.  I think the view of the results from both a working capital management perspective, a liquidity perspective, getting the new LC facility in place, delevering during the year — we would hope to continue to see them move more to a positive outlook, and we’ll continue to be transparent and be aggressive and try and get them to adjust their ratings.

Mr. Roth:

Well, yes, Frank is being polite.  We think our ratings aren’t where they should be.  And obviously in this environment, rating agencies don’t bring you up, they bring you down quickly.  But we think we’ve certainly proven all the disciplined approaches and consistency in that, and our balance sheet is solid enough that we think we should get upgraded, and that’s what the team is pushing for.

Mr. Salmon:

Okay, great.  Thank you.

Operator:

Thank you.  Our next question comes from David Bank from RBC Capital Markets.

David Bank, RBC Capital Markets:

Thanks very much.  Good morning, couple of questions.  The first one is, Mike or Frank, you have mentioned the term a couple times, structural changes, with respect to the implementation of some of the severance costs.  Could you give a little bit more kind of specific color around what those structural changes are organizationally, operationally?  What are those structural changes?

Second question is, in terms of what you’re seeing on client fee negotiations right now, how is the environment different than it was a month or two or three or even four months ago?  What is the tone of those conversations look like in terms of the delta?

And the last question, I don’t think you mentioned a whole lot about acquisitions.  Any sort of change in terms of priority there and things you might be looking at?  And I’ll stop there.  Thanks very much for taking the questions.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Okay.  Structural.  What we mean by structural is — take the Worldgroup, for example.  Eliminating layers in terms of efficiencies is critical to structural changes, okay?  And we put new — Mike McLaren we put in Japan, for example, and he took some actions with respect to removing layers of management, so we are more efficient and closer to the marketplace.  Brett Gosper has additional responsibilities in Europe, and he, too, took strong actions in terms of structural changes.  So when we talk about structural, we’re talking about efficiencies, eliminating various layers of people and really putting client-facing people where they belong, and that is in front of the clients and delivering on the value of the products and services that we have.

In terms of pricing, obviously 2009 was a very difficult year for pricing, most evident in the media pitches that were going on and the demands by our clients in the media arena.  And that sort of feeds on itself, which is why you start seeing clients looking at putting their media business up for review, because they think they can capture savings and efficiencies, and I think that’s going to continue into this year.  Until we have a real robust recovery, we’re going to see a lot of emphasis on pricing, and certainly procurement is sitting at the table at all our negotiating.  It’s nice to point out, as Frank pointed out in his — we’re doing the same thing on our procurement side.  Not quite as much as on our client side, but clearly that’s what has to go on in this environment.  As the recovery takes hold, I think we’ll see some lessening on that because the value of our services continue to be critical to the success of our clients.  And once there’s a recovery, then — not that they’re going to go away, but the pressures become a lot different, and so I think that’s what we’re going to start to see.

Acquisitions: we were — we continue to look at acquisitions, but again, they have to be totally critical and consistent with our overall strategy.  Digital acquisitions, you’ll continue to see we continue to look at that.  I wouldn’t be surprised if you see some digital acquisitions for us., particularly in some of the growth regions, like Latin America and potentially China and India.  And those are the growth areas and that’s where we’re going to put our dollars.  We have the financial wherewithal, we have it built into our model for 2010.  I think we’ve said, historically on acquisitions we’ve been around $150 million.  And we’ve been less than that in the past, and we’ll be careful in how we spend those dollars, but we’ll continue to be opportunistic in that.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

And, David, the number of opportunities we looked at in 2009 was consistent with  prior years.  We just were very disciplined in holding to price and structure, and quite candidly we walked away from a lot of things because we thought pricing was off-market.

Mr. Roth:

The other area we’ll look at acquisitions in is, areas we have holes.  We don’t have any big holes in terms of our offerings, but in some locations in certain areas it’s important for us to beef up our presence, if you will.  So those are the kind of acquisitions.  But we’re not missing a major piece of any of these offerings.

Mr. Bank:

Thank you so much.

Mr. Roth:

You’re welcome.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you.  Our next question comes from Meggan Friedman from William Blair.

Meggan Friedman, William Blair & Company:

Hi, thanks for taking my questions.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Sure, Meggan.

Ms. Friedman:

Just a couple of questions.  First, in terms of the weakness in the tech vertical in particular, how long should we be thinking that revenue challenges are going to persist there?  When are we really cycled through that pressure and facing easier comps at least?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Meggan, we’re going to have some headwind for a good part of the year.

Ms. Friedman:

Okay.  Do you want to add on to that?

Mr. Roth:

It’s stronger in the early part of the year, but it’s still there.  We wish we could tell you a finite time when that happens, but it was a contributor throughout the year.  So, obviously with those lost assignments, it will affect us, but it will be greater in the early part of the year than the later part.

Ms. Friedman:

Great, thank you.  I know you don’t provide net new business win numbers, and forgive me if I missed this, but did you end the year in a net-positive position, and could you provide a little color on how new business activity phased over the course of the second half of the year in particular?  And then, generally speaking, what is the lag that you’re seeing for beginning to realize the organic benefit from net new business activity?

Mr. Roth:

Well we had a very strong fourth quarter, and particularly on the media side.  A number of the auto wins in media were in the fourth quarter.  In terms of big clients, Pizza Hut was a big win for The Martin Agency, Volkswagen was a big win for Deutsch, Draftfcb added to Miller, Miller Lite.  I think towards the latter part of 2009 we recovered, if you will, on the net new business.  Going into the fourth quarter we were a little bit behind, but we finished the year net-new-business positive, and we haven’t seen much activity so far this year.  So I think we should start seeing the impact of that fairly soon in terms of — particularly all you have to do is look on TV and you’ll see some of the Pizza Hut business, you’re already seeing the new stuff, as is the Volkswagen stuff.  So we’re starting to see the impact of that already.

Ms. Friedman:

Great, thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you.  Our next question comes from Ben Swinburne with Morgan Stanley.

Benjamin Swinburne, Morgan Stanley:

Thank you.  Congratulations on surviving ’09 and also for getting to work this morning.

Michael Roth, Chairman of the Board and Chief Executive Officer:

You, too.

Mr. Swinburne:

A couple of questions I have.  Maybe first we could start on cost levers and the margin conversation we’ve had all morning, and, Frank, when you look at 2010, obviously severance should be down assuming the top line continues to improve.  What are the other areas we should be watching this year, and where do you expect, or other movements in expense buckets that we should be following?  I’m looking at your deck and you’ve got legal entities which have been coming down for many years, continue to decline in ’09 versus ’08, and also your real estate numbers come down, although it looks like there’s still a decent amount of unused or subleased space.  Just wondering if those are areas where you expect to see drivers of margin in 2010?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Ben, we think the largest driver’s going to be in the salary line.  I think we’ve done a pretty good job in the O&G costs, and we’ll continue to go against all those buckets very aggressively, but the real opportunity for us is to drive leverage from the severance actions that we’ve taken this year, be aggressive in how we manage supporting potential growth and just be very aggressive in how we manage the salary line.  I think that’s where the greatest leverage is going to come from.

Mr. Swinburne:

Okay.  And then just quickly, point of clarification on the covenant changes, Frank, you mentioned up front.  Was that primarily because of the severance you took this quarter — and I think these are looking on a trailing 12 months, a set of numbers on the minimum EBITDA on the leverage chart — is that really behind the changes?

Mr. Mergenthaler:

As Michael called out in his comments, when we came into the fourth quarter, we saw some softness in certain markets.  Our operators were being very aggressive, positioning themselves for 2010 by taking the appropriate cost actions and severance actions in the fourth quarter.  We thought there may be some issue with our covenants.  Our banks were very, very supportive in adjusting those covenants because they saw the benefits of the actions we were taking, and that was the entire reason for it.

Mr. Swinburne:

Got you, that makes sense.  Then, Michael, some of your peers talked about how their digital business, what percentage of the business digital is, and what is or isn’t digital is sort of in the eye of the beholder.  I thought I would ask you, as you look at ’09, how did digital hold up?  You’ve got some very strong agencies in that area, but I think probably most of your agencies touch on digital one way or the other.  How are you thinking about that, the growth in that business in 2010?

Mr. Roth:

Well, first of all, our specialized digital agencies, particularly R/GA and HUGE, had very strong performance in terms of growth.  And we expect that to continue into 2010.  And you’re correct, our approach to digital, is, in addition to the specialized digital agencies, we have our fully integrated agencies are very strong in digital.  Draftfcb, the rest of MRM, part of the Worldgroup, even our independent agencies all have very strong digital offerings, as does our PR businesses and our events.  So digital is across the board of all of our, the IPG-affiliated companies.

And in terms of percentages, it’s hard for us to get our arms around how much of our business is digital.  There have been estimates out there, based on various sources, and somewhere in the 15% range we’ve seen out there, and that should be some indication of where it is.  And obviously it’s growing, and it’s growing solidly, and we’re continuing to invest in it.  So I think clearly we’re very competitive.  We continue to win.  R/GA recently won some Walmart business, as you know, as well as some MasterCard business, and I think those are critical pieces of our offerings, as well as our individual agencies.  Their DNA includes digital and that’s the way this business has moved to and we’re comfortable with it.

Mr. Swinburne:

Great.  Promise, my last question, just on retail.  You mentioned up front that retail was very strong in the fourth quarter.  I’m just curious if you see that category so far in 1Q, and also sort of your general view in 2010: has that continued?  Just to answer the question I’m getting about fourth quarter, kind of budget flushing in the retail category, I’m curious what you are seeing.

Mr. Roth:

Clearly, the issue there is going to be consumer confidence.  When I say the overall environment is tenuous, that’s where it is, okay?  And obviously Walmart is an important client of ours, and they contribute a good, fair share of that growth, and I think we see that continuing.  But a lot of that is going to be a function of the macroeconomic environment.  But we’re very — we also do other retail companies, Kohl’s and so on.  So these are very important components and recently the Mullen agency won Men’s Wearhouse. So it will continue to be an important category for us.

Mr. Swinburne:

Thanks a lot, everyone.

Operator:

Thank you.  Our next question comes from James Dix with Wedbush.

James Dix, Wedbush Morgan Securities:

Good morning, gentlemen.  Just had two questions for you.  First, in terms of the timing of the optimism you expect, Michael, for the year, more focused on the second half than the first, is that reflecting kind of a flow of the budget activity you’re seeing from clients, or is that more what you’re seeing in terms of the comparisons of your overall business?  And then just a second one, because I know we’re running late on time, any color you could give on growth by discipline?  In terms of creative versus media buying and planning.  I’d be in particular interested in how you think your overall business mix by discipline is positioning you in terms of getting you to competitive growth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

By the way, my optimism was tempered optimism, okay?  I tried to interject a new word in there, all right?  Look, I do think it’s more toward the latter part of 2010, and obviously that’s the easier thing to see, but in fact, that’s how we see it roll out from our various business units.  We do this — we don’t just — we work from bottom up and that’s what we’re hearing from our agencies and so on.

And certainly I think we’ve shown a very strong improvement on our media side.  As you see media pitches out there, we’re very competitive.  So I think media will continue to be a good source for us in terms of growth opportunities.

Digital, obviously that’s where a lot of the action is.  Social networking and all the interfacing with the consumers — we’re investing in the tools that are necessary to do that well.  And it’s across all our disciplines, and I think that’s where a lot of the new business is going to come from, and we’re showing that we’re very competitive in those arenas.

And let’s not forget the consumer goods, packaged goods — and those are important products and they have to continue to invest in those brands.  And that’s what we do.  We build brands.  We help our clients build brands, and we provide the link, if you will, between the brand and the consumer, and any way we can do that, we have investments in and we can help.  So that’s where a lot of the action’s going to be.

Mr. Dix:

Thanks very much.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

You’re welcome.

Operator:

Thank you.  This concludes the question-and-answer session.  At this time I’ll turn the call back to Mr Leshne.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Well, thank you very much — this is Michael — and we do appreciate your participation this morning.  Those of you who have to travel home in this weather, safe journey.  Thank you.

Operator:

This concludes today’s conference.  Thank you so much for joining.  You may disconnect at this time.

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Cautionary Statement

This transcript contains forward-looking statements.  Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements.  These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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•
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